EXHIBIT 10.1

FORM OF LETTER AGREEMENT REGARDING SHARES OF PHANTOM STOCK

[Date]

[Name of Director]

[Address]

Re: Phantom Stock Grant

Dear [Name of Director]:

Grant. I am pleased to inform you that the Compensation Committee (the "Committee") of the Board of Directors of BJ Services Company (the "Company") has granted to you [____________] shares of Phantom Stock pursuant to the BJ Services Company 2003 Incentive Plan (the "Plan"). The terms defined in the Plan are used in this Agreement with the same meaning.

Each share of Phantom Stock represents the right to receive one share of the Company's Common Stock, at the end of the deferral period specified below. The shares of Phantom Stock hereby granted to you are subject to vesting as described below.

No Rights as a Shareholder. Until actual shares of the Company's Common Stock are issued to you, you will not possess any rights of a stockholder of the Company with respect to the Phantom Stock, including, but not limited to, the right to vote shares or receive dividends.

Deferral Period. Subject to the vesting restrictions and provisions described below, one-third (1/3) of your Phantom Stock shares will mature and become payable to you as of November 17, 2005. An additional one-third (1/3) will be payable on November 17, 2006 and the remaining (1/3) will be payable on November 17, 2007. However, all deferral periods shall end and payment for the Phantom Stock will be immediately due and payable to you in the event of a Change of Control. Payment in shares will be made to you as soon as reasonably practicable following the end of the deferral period.

Vesting. In the event that your service on the Board is terminated for any reason other than death, Disability or Retirement prior to the end of the applicable deferral period, all Phantom Stock not yet then payable will be forfeited. If your service on the Board is terminated due to death, Disability or Retirement, your Phantom Stock award will not be forfeited, but will mature and become payable at the end of the applicable deferral period. In the event of your death, your Phantom Stock award will be paid to the representative of your estate.

Transferability. This award of Phantom Stock is not transferable by you and may not be pledged, assigned or encumbered by you in any manner. However, in the event of your death, your Phantom Stock award may be transferred by your will or by the laws of descent and distribution, and your beneficiary will receive the Phantom Stock subject to the same restrictions that are applicable to you.

Adjustment of Awards. In the event of a change in the capitalization of the Company due to a stock split, stock dividend, recapitalization, merger, consolidation, combination, or similar event, the terms of the Phantom Stock will be adjusted by the Committee to reflect the change.

Withholding and Issuance of Shares. Notwithstanding anything in the Plan or this award to the contrary, the Company will not be required to issue shares of Common Stock to you unless and until arrangements satisfactory to the Company have been made for the payment of any tax amounts (federal, state, local or other) that may be required to be withheld or paid by the Company with respect to your Phantom Stock.

Amendment. The Committee may amend this award and may waive, amend, or accelerate any requirement or condition to the payment of the award, but may not amend the award in a manner that would adversely affect your rights without your consent.

Awards Subject to Plan Terms. The terms of this Phantom Stock award are intended to be consistent with and subject to the terms of the Plan and shall be construed accordingly. In the event of a conflict, the terms of the Plan shall control. By signing below, you agree that this award is governed by the terms of the Plan.

This grant shall be void and of no effect unless you execute and return this Agreement within ninety (90) days of the above date. Please sign and date both copies of this document and return one copy to [___________] in the Legal Department. The other copy is for your records.

BJ SERVICES COMPANY

By:

Name:

Title:

[Name of Director]

___________________________________

Date: , 2004